EXHIBIT 99.1
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                                                               TACT(R)
                                                     ---------------------------
                                                     THE A CONSULTING TEAM, INC.

For Immediate Release

Company Contact:                         Contact:

Richard D. Falcone, CFO                  Joseph M. Zappulla
TACT                                     Wall Street Investor Relations Corp.
732-499-8228                             212-714-2445
rfalcone@tact.com                        jzappulla@wallstreetir.com

                 TACT TO ACQUIRE INTERNATIONAL OBJECT TECHNOLOGY

   Acquisition Will Reinforce TACT's Service Offering and Expand Customer Base

NEW YORK, NEW YORK, (July 2, 2002) -TACT (Nasdaq: TACX) today announced that it has entered into a definitive agreement, subject to customary closing conditions, to acquire International Object Technology, Inc. (IOT), a private IT consulting firm.

IOT, founded in 1994, employs approximately 55 people, which includes 45 billable consultants. The company reported revenue over the last twelve months of approximately $6 million and pro-forma earnings of $400,000, with pro-forma net operating margins of 7.5%. IOT delivers custom solutions tailored to its customers' needs using leading-edge software technologies such as Java, Microsoft.net, Rational's Object Oriented Design Software, Mercury Interactive, Data Management and Business Intelligence solutions, among others. The company is a member of the Rational Unified Partner program as well as Mercury Interactive's Channel Alliance Program.

IOT's professionals are skilled in wireless and web development, client-server, project management and database administration. IOT's most recent initiative addresses the health care industry transaction reform initiative of the Health Insurance Portability & Accountability Act of 1996 (HIPAA), which requires compliance at various dates starting in October 2002.

The acquisition will strengthen the combined company's management team as follows:

      o Dr. Peter Zielczynski, IOT's founder and CEO, will join TACT as director of technology solutions. Dr. Zielczynski, who holds a doctorate in computer science, has over 18-years experience in the IT industry and has served in a consulting capacity at IBM, AIG, Merrill Lynch, Comcast Cablevision and Ernst & Young.

      o Ilan Nachmany, IOT's COO, will become TACT's director of sales and marketing. Prior to joining IOT, Mr. Nachmany served as president and CEO of bCompliant and CEO of Image Communication Systems, a joint venture between McDonald-Douglas Computer Systems Company and the Bell & Howell Company.
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      o     Sanjeev Welling, IOT's executive vice president, will become director of strategic partnerships and offshore development. Prior to joining IOT, Mr. Welling worked with companies such as Merrill Lynch, Unisys, Reed Elsevier/LexisNexis, and MCI, where he specialized in architecture design and development of web-enabled enterprise solutions.

The acquisition will also enhance TACT's board of directors with the addition of William Miller. Mr. Miller, a certified public accountant and attorney, previously served as executive vice president at Cantor Fitzgerald, an investment banking firm, where he was responsible for corporate finance, real estate and retail sales.

Shumel BenTov, TACT's CEO said, "The combination of our two companies increases the depth of our services and solutions offering, adds significant cross selling opportunities and fortifies our overall management team. The limited overlapping in our customer base should provide a solid base for top line growth. The potential cost savings will also add to the expected benefits. We view this acquisition as a win-win for both companies and our shareholders. Our management team is expanding with well-respected industry experts and our board of directors is being enhanced with the diversified experiences of our new member."

Richard Falcone, TACT's CFO added, "Based upon the closing price of TACT's common stock on July 1, we are acquiring IOT for approximately 20% of its revenue. We expect this acquisition to be accretive to our financial results and provide opportunities for future cost savings." Mr. Falcone continued, "The terms of the acquisition require TACT to pay to the current stockholders of IOT $650,000 in cash over a 30-month period and to issue 1.27 million shares of common stock on the closing date, which is expected to occur in mid-July. The shares will also have a lock-up period of six months. IOT's executives are receiving 3-year employment contracts and are committed to TACT's mission of achieving significant revenue growth within three years."

Michael Prude, TACT's CTO, stated, "The acquisition of IOT enhances TACT's technology offering, particularly in the area of wireless technology. Our combined technological strengths and software solutions expertise will reinforce our position as an industry leader in achieving tangible business benefits for our clients."

TACT has undergone a successful turnaround over the last 18 months and as a result has delivered net earnings over the last three consecutive quarters. The acquisition further strengthens TACT's business model and management estimates that future growth will be both organic as well as acquisitional.

About TACT

TACT (Nasdaq: TACX) is an end-to-end IT Services and e-Services provider to Fortune 1000 companies and other large organizations. TACT provides its clients with
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modernization services, which include the e-Valuation of systems that should be replaced and rewritten, enhanced, converted or Web Enabled. Replacement systems are written or re-written as Web Based utilizing state of the art leading tools such as Java and Visual Studio. More information about TACT(R) can be found at its web site at http://www.tact.com

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts, including those that refer to TACT plans, beliefs and intentions, are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, TACT's ability to scale its existing and any new businesses. For a more complete description of the risks that apply to TACT's business, please refer to the Company's filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's Annual Report on Form 10-K with the Securities and Exchange Commission on April 2, 2002.

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